Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (“AGREEMENT”) is made between VIATECH CORP. Mikolase Alse, 586, Cesky Brod, Czech Republic 28201 (“COMPANY”) and Petr Baroch, Na Mocline, 20, Prague, Czech Republic 16300 (“CLIENT”). In Consideration of the mutual promises herein contained, the parties agree as follows:

1. OVERVIEW

1.1  Petr Baroch, the CLIENT, requests that Viatech Corp., the architectural and interior design company, creates complex interior design project of residential building. This document is an agreement which outlines the scope of services and fees for performing the work defined herein.

1.2  This project and the scope of services are generally defined herein. The services in this agreement are limited to the scope and terms defined herein and any additional services must be defined by a supplemental agreement.

2. ASSUMPTIONS

2.1  This agreement is based on the residential building project documents which are provided by the CLIENT and architectural measurements which created by the COMPANY.

2.2  The CLIENT shall conform to all applicable building codes and developmental restrictions.

2.3  Any services performed for the CLIENT by the COMPANY on the project defined herein in lieu of an executed agreement shall constitute an implied acceptance by the CLIENT for the scope, fees, and terms defined herein for those services rendered.

3. INFORMATION TO BE PROVIDED BY THE CLIENT

3.1  The name and position of a single representative whom will have the authority to accept and approve the services and invoices provided by the COMPANY and to direct tasks per contract on behalf of the CLIENT or Owner.

3.2  The CLIENT must provide all information about the structure and materials/textures as necessary to create each scene, including all plans, elevations, color chips, and material samples.  At the client's request, the COMPAY will use its best judgment to illustrate areas where information is missing, but cannot be held responsible for any changes caused by its judgments or from missing information.

4. SCOPE OF PROFESSIONAL SERVICES

4.1  The COMPANY shall provide the professional services as described in Appendix A, SCOPE OF SERVICES.

5. FEES

5.1  The COMPANY shall charge fees as described in Appendix B, PROFESSIONAL FEES.

6. TERMS AND CONDITIONS

6.1  The COMPANY will use its best effort to accurately match color information and materials which are suitable for creating the best design view according to interior design idea. Client recognizes, however, that colors and materials can vary from the 3D scene information due to lighting conditions and the specific printer and/or display device used to display the image.  Reasonable variations from supplied color data material representation are to be expected.

6.2  After receipt of all client-supplied information, the COMPANY will complete the work required under this contract to the best of its knowledge and ability. All scenes will represent the COMPANY`s best effort and skill for design interpretation and aesthetics given the available information, time and cost constraints defined herein.

The COMPANY will show 3D scene and deliver to the CLIENT the first renderings by email. Than the CLIENT will promptly review the renderings and notify the COMPANY in writing within 3 business days of changes, if any, which Client feels, are essential to the success of the presentation.  The COMPANY will make the requested changes according to the terms specified in this agreement.  The COMPANY will deliver the final renderings, 3D scene, and complete blue prints documentation to the CLIENT by DVD.  The COMPANY reserves the right to utilize a watermark on the renderings and blue print documentation until receipt of final payment, at which time the COMPANY will deliver the final renderings and blue print documentation without a watermark.

If there will be any changes (in plan modification, architectural elements, colors and so on) after the CLIENT approving, they are billed at a fee of $50 per hour.

6.3 The continuous progress of Viatech Corp.’s services requires prompt payment. Whenever the CLIENT requests the COMPANY to incorporate design changes beyond the scope of services specified in this agreement, the COMPANY reserves the right to bill CLIENT monthly for this additional work only.  We may, after seven (7) calendar days notice to Client, suspend services under this agreement until we have been paid in full for all amounts due for our services and expenses. No new work or additions will be commenced until previously agreed payments for design changes have been made in full.

Final 50% payment is due upon final 3D scene presentation, renderings and blue print documentation.

All payments shall be made to:

Viatech Corp.

Mikolase Alse, 586

Cesky Brod, Czech Republic 28201

6.4  Any and all renderings, 3D scene, and blue prints may be used by the COMPANY for demonstration or marketing purposes.

6.5  Any government imposed taxes shall be added to the invoice for services under this Agreement.

6.6  Due to the various laws, rules and ordinances relating to Projects of this nature, legal counsel may be required which is excluded from this Agreement. The CLIENT is expected to retain an attorney as needed for advice and participation as a professional team member

6.7 This Agreement and obligation to provide further service may be terminated by either party upon Ten (10) days written notice.

6.8  The services proposed herein are based on the work of professional computer designer, and does not constitute the rendering of legal advice or opinion. Interpretations of laws, rules, and ordinances are based solely on the professional opinion of the CLIENT’s Counsel or hired Consultant’s.  The CLIENT and/or Owner are advised to secure adequate legal counsel as needed for the project.

6.9  The Client recognizes and agrees that various factors both within and without the control of the COMPANY can delay its work, and the overall completion of the project.  The Client agrees that it shall not be entitled to any claim for damages on account of hindrances or delays from any cause whatsoever including, but not limited to: the production of digital images; post-production; beginning or completion of designing; or, performance of any phase of the work pursuant to this Agreement.

6.10 This Agreement represents the entire understanding between the CLIENT and the COMPANY in respect to this Project.

7.    DURATION

7.1  The term of this Agreement shall commence on the date hereof and shall continue until the Company satisfactorily completes performance of the scope of services.

Agreed to and accepted by the following parties on this 10 day of May, 2012.

/S/ Petr Baroch Petr Baroch	/S/ Viatcheslav Gelshteyn Viatcheslav Gelshteyn, President Viatech Corp.

APPENDIX A - SCOPE OF SERVICES

Viatech Corp. will prepare complex interior design project of residential building which is described below. This project and the scope of services are generally defined herein. The services in this agreement are limited to the scope and terms defined herein and any additional services must be defined by a supplemental agreement.

1. Concept interior project with 3D visualization and renderings.

1.1  Viatech Corp. will create 3D visualisation of main areas of residential building with concept idea of colors, furniture composition and decorative elements as well. 3D visualization will be created in professional soft 3D MAX DESIGN 2011 to maximize the viewer’s perspective and provide the greatest degree of understanding of the project as a real-time human-going inside the building.

1.2 Rendering of interior design 3D vision will be provided for the all designed areas. Several (no less than four(4)) renderings with high resolution images of the final proposed construction up to 3000 pixels wide by up to 3000 pixels high will be provided for each area. Viatech Corp. will not be responsible for printing any images or for obtaining aerial photography for use in renderings

1.3  Viatech Corp. will revise any elements of the 3D scene which were overlooked or elements which do not conform to the CLIENT data provided (furniture, details and so on). Colors and textures may be altered after the draft rendering submission, at the request of the CLIENT, at no additional charge.

1.4 After making all specified corrections and/or changes to the 3D scene, Viatech Corp. will present final renderings for approval by the CLIENT.

2. Blue prints documentation.

2.1 Viatech Corp. will provide fully detailed blue prints documentation of all areas, details, decorative elements. Types of blue prints which are going to be provided for each room:

- Architectural measurements plan;

- Furniture plan;

- Floor plan with coatings;

- Ceiling plan;

- Electrical wiling plan;

- Binding sockets plan;

- Binding switches plan;

- Longitudinal and Transverse cross-sections;

- Wall scanning details.

2.2  In addition finishing materials specification will be provided.

3. Product delivery

3.1 Viatech Corp. will provide the CLIENT with the following products as delivery on the professional services provided:

3.1.1 No less than (4) four high-resolution still renderings from 3D scene of the proposed residential building in JPG   format on a CD.

3.1.2 Completed album of blue prints documentation with specifications for each room.

3.1.3 Pending any further contractual agreements the responsibility of Viatech Corp. will end at this point.

3.2 Viatech Corp. will not be responsible for CLIENT delays in providing structural approval of renderings.  If the CLIENT does not provide structural approval or corrections of rendered building within 7 calendar days, Viatech Corp. will assume no responsibility for making changes and will continue with project as scheduled.  Further changes after 7 days may be billed at an additional cost to CLIENT.

/S/ Petr Baroch Petr Baroch	/S/ Viatcheslav Gelshteyn Viatcheslav Gelshteyn, President Viatech Corp.

APPENDIX B – PROFESSIONAL FEES

1. Fees

A. Total Fees: $8,682.00  payable as follows:

   $4,341 - 50% Deposit

   $4,341 - Upon completion of the items noted in Appendix A

Total estimate price of $8,682 comprises of the following areas to be designed:

Name of designed area	Square, m2	Price, $ per 1 m2	Total price
First floor
Living room	38,14	40	1147,50
Kitchen, dining-room	28,98	40	735,00
Hall	23,88	40	863,40
Bedroom 1	20,34	40	659,70
Bathroom 1	4,72	40	261,60
Second floor
Hall	11,98	40	411,90
Bedroom 2	29,26	40	688,80
Bedroom 3	22,43	40	735,00
Bedroom 4	18,87	40	662,40
Bathroom 2	12,64	40	84,30
Bathroom 3	5,81
Total	217.05	40	8682.00

B.   Hourly fees of $50 per hour for additional services not included in Appendix A (Scope of Services), to be billed monthly as charges are incurred.

/S/ Petr Baroch Petr Baroch	/S/ Viatcheslav Gelshteyn Viatcheslav Gelshteyn, President Viatech Corp.